INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. COMPLETES ACQUISITION OF
SAIIA AND THE ACC COMPANIES

Indianapolis, IN - September 25, 2018 - Infrastructure and Energy Alternatives, Inc. (Nasdaq: IEA) (“IEA” or the “Company”), a leading provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries, announced today that it has completed its acquisition (“the transaction”) of Saiia and the ACC Companies (together “ACC”), pursuant to the terms of the previously announced definitive agreement. The transaction, valued at approximately $145 million, closed on September 25, 2018.

JP Roehm, Chief Executive Officer of IEA, commented, “We are very excited to welcome Saiia and the ACC Companies to the IEA family. This acquisition represents a milestone for IEA - our first as a publicly traded company and an important step in realizing our long-term growth strategy of expansion through selective, strategic M&A. By leveraging our complementary skillsets, labor and equipment, we see many opportunities to diversify our construction portfolio by growing IEA’s current heavy civil and infrastructure contracts while also pursuing new contracts in the environmental remediation space. We look forward to working together to generate significant value for our shareholders.”

For full year 2018, ACC is expected to generate approximately $285 million to $300 million in revenue and add approximately $265 million in total backlog as of June 30, 2018. Eighteen months post-close, the acquisition is anticipated to generate approximately $5 million in additional annual cost savings through the benefits of equipment ownership as compared to equipment leasing, integrated insurance programs and combined financial and IT systems.

In conjunction with the acquisition, IEA entered into a new credit facility to finance the acquisition and provide additional financial flexibility. The credit facility provides for aggregate term loan borrowings of $200 million (which matures in September 2024) and a revolving credit facility of $50 million (which matures in September 2023). The new credit facility also provides for a delayed-draw term loan facility of $75 million, which is available for three months following closing for incremental acquisition financing. With the closing of the new facility, IEA repaid in full the Company’s outstanding loans and interest under an existing credit agreement totaling $54.5 million.

Jefferies Finance LLC is administrative agent and collateral agent and KeyBank National Association is the revolving agent under the new credit facility. Jefferies Finance LLC and KeyBanc Capital Markets Inc. acted as term lead arrangers and KeyBank National Association and Fifth Third Bank acted as revolving lead arrangers for the new credit facility.

For the acquisition, Kirkland & Ellis LLP acted as legal counsel to IEA and Jefferies acted as financial advisor to IEA. Cowen and Company, LLC acted as financial advisor to ACC and Hunton Andrews Kurth LLP acted as legal counsel to ACC.

About IEA

Infrastructure and Energy Alternatives (IEA) is a leading provider of infrastructure solutions for the renewable energy, traditional power and civil infrastructure industries throughout the United States. Currently, IEA is primarily focused on the wind energy industry and is one of three Tier 1 providers in the space. IEA specializes in providing complete engineering, procurement and construction (‘‘EPC’’) services and has completed more than 200 wind and solar projects in 36 states. IEA offers design, site development, construction, installation and restoration of infrastructure services. As of June 30, 2018, IEA held an estimated 30% U.S. market share for wind energy projects. For more information please visit the Company website at iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. These factors include the Company’s ability to identify acquisition candidates, integrate acquired businesses and realize upon the expected benefits of the acquisition of ACC; consumer demand; our ability to grow and manage growth profitably; the possibility that we may be adversely affected by economic, business, and/or competitive factors; market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers; our ability to manage projects effectively and in accordance with management estimates, as well as the ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects; the effect on demand for our services and changes in the amount of capital expenditures by customers due to, among other things, economic conditions, commodity price fluctuations, the availability and cost of financing, and customer consolidation; the timing and extent of fluctuations in geographic, weather and operational factors affecting our customers, projects and the industries in which we operate; the ability of customers to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice; customer disputes related to the performance of services; disputes with, or failures of, subcontractors to deliver agreed-upon supplies or services in a timely fashion; our ability to replace non-recurring projects with new projects; the impact of U.S. federal, local, state, foreign or tax legislation and other regulations affecting the renewable energy industry and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future safety and environmental requirements; fluctuations in maintenance, materials, labor and other costs; and our beliefs regarding the state of the renewable wind energy market generally. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities and Exchange Commission, including those described as “Risk Factors” in IEA’s Proxy Statement on Schedule 14A filed on February 9, 2018. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:
Financial Profiles, Inc.
Kimberly Esterkin, Senior Vice President
kesterkin@finprofiles.com; 310-622-8235